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                         INLAND STEEL INDUSTRIES INC.
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Notes:
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     The following items are included in the employee magazine "Inland Horizon",
Volume 1, No. 2, April 1997:

Q I see that one of the company's large stockholders is trying to force it to spin off the rest of the distribution business. What does this mean? What should I do?

A The board of directors has studied this as recently as January 1997, when a detailed reassessment made clear a spinoff at this time would have serious drawbacks. Some key reasons are:

     . The company currently has the financial strength and flexibility it needs. Spinning off Ryerson Tull at this time would diminish this.

     . Federal income taxes would increase significantly if Ryerson Tull were spun-off now because its income could no longer be offset by the company's substantial tax carryforwards of net operating losses and alternative minimum tax credits. A spin-off at this time would benefit the federal tax collections at the expense of the company and its stockholders.

     . Overall valuation could suffer, based on current equity market conditions, the trading patterns for equity of Ryerson Tull and Inland Steel Industries, the valuation of companies comparable to Ryerson Tull and Inland Steel Industries, and other factors.

     . The most reliable and enduring way to increase stockholder value is to improve operating performance. Since the public offerings and recapitalization, each business unit has implemented significant new initiatives to improve results. The board has unanimously concluded that improving operating performance is the company's highest priority.

     If you'd like to know more about the company's position, check the proxy statement that has been mailed to all stockholders.

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                    [LETTERHEAD OF INLAND STEEL INDUSTRIES]
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                                           April 12, 1997

Dear Fellow Inlander,

     Congratulations on delivering improved First Quarter results! The Steel Company will report operating profit of over $38 million next Monday. It clearly shows Inland's strategy of Operational Excellence is working. We've made significant progress in safety, customer performance, productivity, yield and costs. Your hard work has put us back on track to make Inland the best in the industry in these critical performance areas. Now let's keep the ball rolling.

     I also want to correct some impressions left by recent press coverage. Last week Inland and U.S. Steel confirmed that we had discussed possible combinations of our steel manufacturing businesses last year. Inland was not put up for sale. We hoped to find a way to combine our strengths for the best interests of both companies. After lengthy and detailed discussions, the talks were terminated late in the year when we concluded that a combination would not be in Inland's best interests. We are, however, always looking for ways to make our company stronger and will continue to do so.

     Further, one of our stockholders, Greenway Partners, has proposed that the Company distribute all of the stock of Ryerson Tull that Inland holds to Inland shareholders by means of a tax-free spin-off. A nonbinding, but important, vote will be taken on this proposal at our Annual Meeting of Stockholders in May. After thorough consideration, our Board of Directors decided that a spin-off of Ryerson Tull at this time is not in our shareholders' best interests and is unanimously recommending that shareholders vote against the proposal. The reasons include the strong belief that a spin-off now would reduce our financial strength and flexibility, significantly increase our federal income taxes, and potentially hurt our overall stock valuation. Corporate spin-offs may be the latest fad, but doing it at Inland now just doesn't make good business sense.
If you are an Inland shareholder, I strongly urge you to vote against this proposal.

     Again, thanks for your efforts in delivering those improved First Quarter results. Clearly the most reliable and enduring way to increase shareholder value is to improve operating performance. I encourage you to take pride in our accomplishments and continue to work hard to make the company even better and stronger in the months and years ahead.


                                        Sincerely,

                                        /s/ Bob